EXHIBIT 10.17

ATX GROUP, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

(Outside Director or Consultant)

Name of Optionee:	«First_Name» «Last_Name»
Number of Option Shares:	«Granted»
Option Price per Share:	«Grant_Price»
Date of Grant:	«Date_of_Grant»
Expiration Date:	Close of business on the business day immediately prior to the 10th anniversary of the Date of Grant.

THIS NONQUALIFIED STOCK OPTION AGREEMENT (the “Agreement”) is granted on the above date (the “Date of Grant”) by ATX Group, Inc., a Delaware corporation (the “Company”), to the person named above (“Optionee”), upon the following terms and conditions and pursuant and subject to the Company’s 2004 Stock Incentive Plan, as amended from time to time (the “Plan”). Unless otherwise defined herein, all capitalized terms in this Agreement shall have the meaning assigned to them in the Plan.

1. Grant of Option. The Company hereby grants to Optionee an option to purchase, on the terms and conditions hereinafter set forth, the number of shares specified above (the “Option Shares”) of the Company’s Common Stock, $0.01 par value per share (“Common Stock”), at the option price (the “Option Price”) per share specified above. This Option is not intended to qualify as an incentive stock option under section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Period of Option. [Once becoming exercisable as provided herein, this Option shall remain exercisable until the Expiration Date, except that if Optionee’s service to the Company as a director is terminated for Cause, then this Option shall terminate immediately upon notice of such termination as to any unexercised portion. Upon termination of the unexercised portion of the Option as provided in this Section 2, Optionee shall have no further rights to exercise this Option.] – Committee Discretion

3. Exercise. [Subject to the other provisions of this Option, Optionee’s right to exercise this Option shall accrue immediately, such that this Option shall be fully exercisable as to all of the Option Shares on the Date of Grant.] – Committee Discretion

4. Method of Exercise of Option. During the term of this Option, Optionee may exercise this Option, from time to time, according to the terms of the Plan and consistent with instructions provided by the stock plan administrator chosen by the Company and made known to Optionee.

5. Non-Transferability of Option. This Option shall not be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of, other than by (a) will or the laws of descent and distribution or (b) pursuant to a domestic relations order, and it shall be exercisable, during the lifetime of Optionee, only by Optionee (or his guardian).

2004 Standard Outside Director Non-Qualified Stock Option Agreement

6. Adjustment Upon the Occurrence of Certain Events. The number of shares subject to this Option and the option price per share are subject to appropriate adjustment in the manner provided by the Plan for stock splits, stock dividends, recapitalization or similar events which would change the capital structure of the Company. No adjustment, however, shall result in or entitle Optionee to the issuance of fractional shares.

7. Notices, Etc. Any notice hereunder by Optionee shall be given to the Company in writing and such notice and any payment by Optionee hereunder shall be deemed duly given or made only upon receipt thereof at the Company’s principal office, or at such other address as the Company may designate by notice to Optionee. Any notice or other communication to Optionee hereunder shall be in writing and any communication and any delivery to Optionee hereunder shall be deemed duly given or made if mailed, delivered or made to Optionee at such address as Optionee may have on file with the Company or in care of the Company at its principal office.

8. No Rights as a Shareholder. Optionee shall not be deemed for any purpose to be a shareholder of the Company with respect to any shares subject to this Option except to the extent that this Option shall have been exercised with respect thereto and, in addition, a certificate shall have been issued therefor and delivered to Optionee.

9. Interpretation and Modification of Agreement. Optionee acknowledges receipt of a copy of the Plan, the terms of which are incorporated herein by reference. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall prevail and be controlling. Subject to the foregoing, this Agreement represents the entire agreement of the parties with respect to the option evidenced hereby and supersedes all prior or contemporaneous written or oral understandings or agreements with respect thereto. All determinations under and interpretations of the Plan and this Agreement shall be vested in the Board of Directors of the Company or committee thereof selected to administer the Plan (in either case, the “Committee”), whose decisions shall be final, conclusive and binding on all persons. The Committee shall have the authority to correct any defect or supply any omission or reconcile any inconsistency in this Agreement. The Committee shall also have the power to modify or amend this Agreement, or waive any condition or restriction herein (including, without limitation, provisions regarding vesting and early termination), if such modification, amendment or waiver would not materially decrease Optionee’s rights or benefits under this Agreement and is consistent with the Plan. This Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law rules.

2004 Standard Outside Director Non-Qualified Stock Option Agreement

IN WITNESS WHEREOF, the Company has caused this Option Agreement to be executed by its proper corporate officer thereunto duly authorized.

ATX GROUP, INC.

By:

ACCEPTED AND AGREED TO:

«First_Name» «Last_Name»

2004 Standard Outside Director Non-Qualified Stock Option Agreement

3